EXHIBIT 5

OPINION OF LAWRENCE N. FISHER

May 16, 2003

Fluor Corporation
One Enterprise Drive
Aliso Viejo, California 92656

     Re: Fluor Corporation Deferred Directors’ Fees Program

Ladies and Gentlemen:

As Senior Vice President—Law and Secretary of Fluor Corporation (“Fluor”), I am familiar with the activities of Fluor and its corporate records. I have participated in the authorization and preparation of the Fluor Corporation Deferred Directors’ Fees Program (the “Plan”) and the registration statement on Form S-8 (“Registration Statement”) being filed by Fluor under the Securities Act of 1933, as amended, for the purpose of registering $25,000,000 of Deferred Directors’ Fees Obligations in connection with the Plan.

On the basis of my knowledge of Fluor’s activities and its corporate records, I am of the opinion that the Deferred Directors’ Fees Obligations, when issued in accordance with the provisions of the Plan, will be validly and legally binding obligations of Fluor, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general principles of equity.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my opinion in the Registration Statement.

Sincerely,

/s/ Lawrence N. Fisher

Lawrence N. Fisher
Senior Vice President—Law and Secretary
Fluor Corporation